Exhibit 10.31

Execution Version

UPFRONT FEE AGREEMENT

To:	INVESTCORP CREDIT MANAGEMENT BDC, INC. (the “Issuer”)
Date:	30 March 2026

Dear Sirs

1.
In this letter agreement (the “Agreement”), we refer to the indenture providing for the issuance of Floating Rate Senior Unsecured Notes due 2029 in an aggregate principal amount up to USD 65,000,000 (United States Dollars Sixty-five Million) dated as of March 29, 2026 made between, Investcorp Capital PLC as agent (the “Agent”) and the Issuer (the “Indenture”).
2.
Except as otherwise provided in this Agreement, each capitalised term used in this Agreement shall have the meaning given to it in the Indenture.
3.
Pursuant to the Indenture:
(A)
the Agent has agreed to subscribe for, and the Issuer has agreed to issue to the Agent, an aggregate amount of USD 65,000,000 (United States Dollars Sixty-five Million) of Securities (the “Relevant Securities”), and the Agent has agreed to pay to the Issuer an aggregate principal amount of USD 65,000,000 (United States Dollars Sixty-five Million) in cash as consideration for the issue of such Securities to the Agent (the “Subscription Consideration”); and
(B)
subject to and conditional upon the payment by the Agent to the Issuer of the Subscription Consideration on the date hereof (the “Completion Date”), the Issuer has agreed to issue the Relevant Securities to the Agent on and with effect from the Completion Date.
4.
Pursuant to Section 6.06 (Compensation and Reimbursement and Indemnification of Agent) of the Indenture and pursuant to this Agreement, the Issuer agrees to pay an upfront fee to the Agent in an aggregate amount of USD 650,000 (United States Dollars Six Hundred and Fifty Thousand) in cash (the “Upfront Fee”), and that the Upfront Fee shall be due and payable to the Agent on the Completion Date, on and subject to the terms of this Agreement.
5.
The Issuer and the Agent agree that:
(A)
the Issuer’s obligation, pursuant to the Indenture and this Agreement, to pay the Upfront Fee to the Agent on the Completion Date shall be set-off against the Agent’s obligation, pursuant to the Indenture, to pay an equal amount of the Subscription Consideration to the Issuer on the Completion Date, so that only the net amount of USD 64,350,000 (United States Dollars Sixty-four Million Three Hundred and Fifty Thousand) of the Subscription Consideration (the “Net Subscription Consideration”) shall be payable in cash by the Agent to the Issuer on the Completion Date (the “Contractual Set-off”).

(B)
the Contractual Set-off notwithstanding, the payment in cash by the Agent to either an account of the Issuer or to a third-party account at the direction of the Issuer, of the Net Subscription Consideration shall, and shall be deemed for all purposes to, constitute:
(1)
payment in full by the Agent to the Issuer of the Subscription Consideration, and shall fully and finally discharge the Agent’s obligation pursuant to the Indenture to pay the Subscription Consideration to the Issuer on the Completion Date; and
(2)
payment in full by the Issuer to the Agent of the Upfront Fee, and shall fully and finally discharge the Issuer’s obligation, pursuant to the Indenture and this Agreement, to pay the Upfront Fee to the Agent on the Completion Date.
6.
All amounts payable under this letter are exclusive of any sales tax, value added tax or any other tax of similar nature. If such tax is chargeable, the Issuer shall pay to the Agent the amount of such tax at the same time as making the Upfront Fee payment.
7.
This Agreement may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same Agreement.
8.
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflict.
9.
Section 1.14 (Submission to Jurisdiction) of the Indenture applies mutatis mutandis to this Agreement as though it is set out in full in this Agreement.

Please confirm your agreement with the above by signing where indicated below.

- Signature pages to follow -

Yours faithfully,

/s/ Sana Khater For and on behalf of
INVESTCORP CAPITAL PLC
(as Agent)
Sana Khater
Authorized Signatory

******************************

We agree to the terms of the Fee Agreement.

/s/ Robert Andrew Muns
Robert Andrew Muns
For and on behalf of
INVESTCORP CREDIT MANAGEMENT BDC, INC.
(as Issuer)